Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior	(212) 836-9606
Chairman & CEO		Devin Sullivan	(212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS SECOND QUARTER AND SIX MONTHS RESULTS

New York, NY – August 7, 2003 - Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the second quarter and six months ended June 30, 2003. For the quarter ended June 30, 2003, the net loss was $2,658,000, or $.11 per share, based on 23,562,873 weighted average shares, compared to a net loss of $2,565,000, or $.12 per share, based on 22,107,863 weighted average shares for the quarter ended June 30, 2002 after giving retroactive effect to Medis’ March 11, 2003 rights offering. For the six months ended June 30, 2003, the net loss was $5,143,000, or $.22 per share, based on 23,003,548 weighted average shares, compared to a net loss of $5,213,000, or $.24 per share, based on 21,679,067 weighted average shares for the six months ended June 30, 2002 after giving retroactive effect to Medis’ March 11, 2003 rights offering. During both the quarter and six months ended June 30, 2003, the Company continued to increase funding of its fuel cell technologies and incurred lower amortization of intangible assets, as compared to the same periods in 2002.

“We have increased the allocations of funds to our fuel cell business as we move ever closer to completing and marketing a commercial product,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “Despite that increase, as of June 30, 2003, we expect that our cash resources, including funds available to us from our credit facility, will be sufficient to support our operating and developmental activities for at least the next 16 months.

Our fuel cell product activities going forward are focused in two related directions. First, we are working on completing the development of our Power Pack and cartridge products and readying them for production. By the end of this year, we expect to set up the pilot plant for our cathode and for our catalysts for both the cathode and anode so that we can start small scale production runs and test the performance of the production equipment. This pilot plant is scalable up to much larger quantities and we expect that it will be the basis for the large scale production we will require. We are working on plans for a pilot plant for the anode, as well. We are also engaged in discussions  with companies capable of manufacturing our Power Pack and cartridge products on a world wide scale with a view to being prepared for large scale production. Our strategic plan is to have the Power Pack and cartridge manufactured and distributed by such companies to the marketing outlets.

The second focus is on the marketing of these products. As part of an ongoing process, our team has scheduled a number of meetings during this month with large scale retail outlets and service providers (mobile operators) both in the United States and Europe to demonstrate the Power Pack and cartridge to them and discuss matters relating to sales such as packaging, marketing and advertising. We expect to come away from those meetings with a better understanding of our potential customers’ plans and requirements.

While these activites are being carried out for the non-military market, progress is also being made in the production of the Power Pack and cartridges for the military markets. We continue to work closely with the C4 Systems unit of General Dynamics in looking to enhance the power performance of a number of products that are already being made by various suppliers for our armed forces. We congratulate the C4 Systems on its award in June of the U.S. Army’s Common Hardware/Software III contract to provide commercial and rugged computers, network hardware equipment, power subsystems, peripheral devices and commercial software to U.S. Department of Defense customers world wide. This contract which is estimated to have a potential value of $2 billion to General Dynamics, certainly enhances the opportunity for General Dynamics and Medis to offer fuel cell power systems to the armed forces.

Progress is also being made in connection with some of our other technologies. As reported in our  Form 8K filing with the Securities & Exchange Commission, we have been informed by a major chemical company, which performed laboratory tests using small quantities of electrically conductive polymers developed by our polymer division, that such polymers were capable of increasing the capacity of the electrodes of the supercapacitors used by such chemical company by up to five hundred percent. We still have to demonstrate that we can duplicate the same results in commercial quantities and there is no assurance of success in that regard. We have commenced negotiations with the chemical company for the use or license of our  polymers by the chemical company, and, if that does not eventuate in a satisfactory relationship we plan to offer it to other companies in that field, for all of which we also can give no assurance of success.

Large scale tests are now ongoing in connection with the CellScan. Tests are being conducted in various cancer centers and hospitals using a new tetrameric antigen for detection of breast cancer, a new antigen for detection of ovarian cancer and tests of the CellScan sytem’s abilities in the area of chemosensitivity. We will report on those results when we have received the reports from sufficiently large numbers of tests.  A new toroidal engine with newly completed parts is in the process of being assembled for testing and we look forward to receiving the test results in the next two months.

Finally, we call your attention to the fact that Foster Bryan, Ltd. an Atlanta-based independent analysis firm, has released to their subscribers a proprietary research report on the fuel cell industry that includes an independent evaluation of our fuel cell technology. For further information about how one can obtain their report including their  evaluation, they can be contacted at jt@fosterbryan.com.”

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes highly conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts.  Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd.

August 7, 2003

MEDIS TECHNOLOGIES LTD.

SUMMARY OF RESULTS

June 30, 2003

(In thousands, except per share amounts)

(See notes below)

Statements of Operations Data	Three Months Ended June 30, 2002		Three Months Ended June 30, 2003	Six Months Ended June 30, 2002		Six Months Ended June 30, 2003
	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)

Sales	$36		$38	$116		$75
Cost of sales	27		9	78		27
Gross profit	9		29	38		48

R&D costs, net	989		1,261	1,940		2,453
SG&A expenses	953		1,057	2,012		1,874
Amortization of Intangible assets	663		375	1,330		893
Operating loss	(2,596)		(2,664)	(5,244)		(5,172)
Other income, net	31		6	31		29
Net loss	(2,565)		(2,658)	(5,213)		(5,143)
Net loss per share - basic and diluted	$(.12	)*	$(.11)	$(.24	)*	$(.22)

Weighted-average shares used in computing basic and diluted net loss per share	22,108	*	23,563	21,679	*	23,004

Selected Balance Sheet Data	December 31, 2002	June 30 2003

Cash and cash equivalents	$6,036	$6,667
Working capital	5,037	5,713
Property and equipment, net	1,199	1,254
Goodwill and Intangible assets, net	59,037	59,189
Total assets	66,894	67,495
Long-term liabilities	388	469
Stockholders’ equity	65,405	65,687

NOTES

*In accordance with Statement of Financial Accounting Standards No. 128, Earning Per Share, the Company has adjusted its net loss per share to give retroactive effect to shares issued in its March 11, 2003 rights offering, for the three and six months ended June 30, 2002. Accordingly, as a result of such retroactive adjustment, for the three months ended June 30, 2003 the net loss per share was unchanged and for the six months ended June 30, 2002, the net loss per share decreased from $(.25) to $(.24), or $(.01) per share.

On March 11, 2003, the Company completed a rights offering in which it offered to its existing stockholders subscription rights to purchase an aggregate of 2,325,600 shares of its common stock at a purchase price of $2.15 per share. The Company received gross proceeds of $5,000,040 from the rights offering which, after deducting related expenses of approximately $122,000, will be used for working capital, including for continued development of its fuel cell technology, and selling, general and administrative expenses.

On March 14, 2003, the Company acquired the remaining 7% of More Energy Ltd. that it did not already own, for an aggregate purchase price of $1,045,000. The purchase price was comprised of 120,000 shares of the Company’s common stock with an aggregate value of $525,000 and the price of an option to acquire such interest of $520,000 which was paid in full in June 2001.

On December 29, 2000, the Company entered into a $5,000,000 revolving credit line agreement with a bank. On February 20, 2002, the Company entered into a second amendment to such credit line agreement, which extends the termination date to July 1, 2004. As of the date of this release, no funds had been drawn against such credit line.

Financial information included in the Summary of Results has been derived from the Company’s unaudited condensed interim consolidated financial statements (“interim statements”) as of June 30, 2003. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2002 and the year then ended, together with the accompanying notes.

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